Exhibit 32.1

CERTIFICATION1

Pursuant to the requirements set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Robert G. Johnson, Jr., M.D., Ph.D., the Chief Executive Officer of Kosan Biosciences Incorporated (the “Company”), and David L. Johnson, the Principal Accounting Officer and Principal Financial Officer of the Company, each hereby certifies that, to his or her knowledge:

1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the periods covered by the Periodic Report and the results of operations of the Company for the periods covered by the Periodic Report.

In Witness Whereof, the undersigned have set their hands hereto as of the 16th day of March, 2006.

/s/ Robert G. Johnson, Jr., M.D., Ph.D.	/s/ David L. Johnson
Robert G. Johnson, Jr., M.D., Ph.D.	David L. Johnson
Chief Executive Officer	Principal Accounting Officer and Principal Financial Officer

[1]	A signed original of this written statement required by Section 906 has been provided to Kosan and will be retained by Kosan and furnished to the Securities and Exchange Commission or its staff upon request. This certification "accompanies" the Form 10-K to which it relates, is not deemed filed with the SEC and is not to be incorporated by reference into any of Kosan's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of this Form 10-K), irrespective of any general incorporation language contained in such filing.